As filed with the Securities and Exchange Commission on January 22, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VARONIS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	57-1222280 (I.R.S. Employer Identification No.)
1250 Broadway, 29th Floor New York, NY (Address of Principal Executive Offices)	10001 (Zip Code)

VARONIS SYSTEMS, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

VARONIS SYSTEMS, INC. 2013 OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)

Yakov Faitelson
Chief Executive Officer and President
Varonis Systems, Inc.
1250 Broadway, 29th Floor
New York, NY 10001
(877) 292-8767
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Yossi Vebman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	188,813(2)	$52.05	$9,827,717	$1,224
Common stock, par value $0.001 per share	1,125,846(3)	$52.05	$58,600,285	$7,296
Total	1,314,659	$52.05	$68,428,002	$8,520

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s Common Stock that may become issuable under the terms of the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”) or the Company’s 2013 Omnibus Equity Incentive Plan (the “2013 Incentive Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Represents additional shares reserved for issuance authorized as of January 1, 2018 under the evergreen provision of the 2015 ESPP.
(3)	Represents additional shares reserved for issuance authorized as of January 1, 2018 under the evergreen provision of the 2013 Incentive Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Global Select Market on January 17, 2018.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Varonis Systems, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) under the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”) and the Company’s 2013 Omnibus Equity Incentive Plan (the “2013 Incentive Plan”).

The number of shares of Common Stock available for issuance under the 2015 ESPP is subject to an automatic annual increase on the first day of each fiscal year during the term of the plan equal to one percent (1%) of the outstanding shares of Common Stock issued and outstanding on each December 31 immediately prior to the date of increase or such lesser amount necessary to bring the number of shares available for issuance up to two percent (2%) of the number of shares of Common Stock issued and outstanding on each such December 31 (the “2015 ESPP Evergreen Provision”). Pursuant to the 2015 ESPP Evergreen Provision, the number of shares of Common Stock available for issuance under the 2015 ESPP was increased by 188,813 shares effective January 1, 2018. This Registration Statement registers the additional shares available for issuance under the 2015 ESPP as a result of the 2015 ESPP Evergreen Provision.

The number of shares of Common Stock available for issuance under the 2013 Incentive Plan is subject to an automatic annual increase on the first day of each fiscal year during the term of the plan equal to four percent (4%) of the outstanding shares of Common Stock issued and outstanding on each December 31 immediately prior to the date of increase or such lesser amount necessary to bring the number of shares available for issuance up to five percent (5%) of the number of shares of Common Stock issued and outstanding on each such December 31 (the “2013 Incentive Plan Evergreen Provision”). Pursuant to the 2013 Incentive Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2013 Incentive Plan was increased by 1,125,846 shares effective January 1, 2018. This Registration Statement registers the additional shares available for issuance under the 2013 Incentive Plan as a result of the 2013 Incentive Plan Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the shares registered for issuance under the 2015 ESPP pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-205582) filed on July 9, 2015 (the “ESPP Original Registration Statement”) and the 2013 Incentive Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-194657) filed on March 18, 2014 (the “Incentive Plan Original Registration Statement” and together with the ESPP Original Registration Statement, the “Original Registration Statements”). The contents of the Original Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) the Company’s Registration Statement on Form S-8 (Registration No. 333-205582) filed on July 9, 2015;

(b) the Company’s Registration Statement on Form S-8 (Registration No. 333-194657) filed on March 18, 2014;

(c) the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(d) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

(e) the Company’s Current Reports on Form 8-K filed on February 13, 2017, May 4, 2017 and May 9, 2017; and

(f) the description of the Common Stock contained in the Registration Statement on Form 8-A, dated February 25, 2014, filed with the SEC by the Company to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 22, 2018.

VARONIS SYSTEMS, INC.

By:	/s/ Yakov Faitelson
Name:	Yakov Faitelson
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yakov Faitelson and Guy Melamed, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Yakov Faitelson	Chief Executive Officer, President	January 22, 2018
Yakov Faitelson	and Chairman of the Board
(Principal Executive Officer)

/s/ Ohad Korkus	Chief Technology Officer and	January 22, 2018
Ohad Korkus	Director

/s/ Guy Melamed	Chief Financial Officer (Principal	January 22, 2018
Guy Melamed	Financial Officer) and Principal
Accounting Officer

/s/ Kevin Comolli	Director	January 22, 2018
Kevin Comolli

/s/ John J. Gavin, Jr.	Director	January 22, 2018
John J. Gavin, Jr.

/s/ Gili Iohan	Director	January 22, 2018
Gili Iohan

/s/ Thomas F. Mendoza	Director	January 22, 2018
Thomas F. Mendoza

/s/ Ofer Segev	Director	January 22, 2018
Ofer Segev

/s/ Rona Segev-Gal	Director	January 22, 2018
Rona Segev-Gal

/s/ Fred Van Den Bosch	Director	January 22, 2018
Fred Van Den Bosch

INDEX OF EXHIBITS

Exhibit No.	Description

4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1(3)	Varonis Systems, Inc. 2015 Employee Stock Purchase Plan

10.2(4)	Varonis Systems, Inc. 2013 Omnibus Equity Incentive Plan

23.1	Consent of Kost Forer Gabbay & Kasierer, independent registered public accountants

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

____________

(1)	Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014 (File No. 001-35324) (the “Company’s First Quarter 2014 Form 10-Q”) and incorporated herein by reference.

(2)	Filed as Exhibit 3.2 to the Company’s First Quarter 2014 Form 10-Q and incorporated herein by reference.

(3)	Filed as Exhibit A of the Proxy Statement on Form DEF 14A filed with the SEC on March 26, 2015 and incorporated herein by reference.

(4)	Filed as Exhibit 99.2 to the Registration Statement on Form S-8 filed with the SEC on March 18, 2014 and incorporated herein by reference